Callaway Golf and Acushnet Reach Patent Settlement

CARLSBAD, Calif. and FAIRHAVEN, Mass., April 13, 2012 /PRNewswire/ -- Callaway Golf Company and Acushnet Company jointly announced today that they have reached a settlement of all pending litigation and disputes, including disputes beyond the golf ball suits between the parties. No money changed hands, but under the terms of the agreement, each company will have specified rights to make ball and club products under patents owned by the other. Details of the settlement are confidential.

Contacts
Callaway Golf Company Tim Buckman 760-804-4133 Tim.Buckman@CallawayGolf.com	Acushnet Company Joe Gomes 508-979-3211 Joe.Gomes@AcushnetGolf.com